                                                                 Exhibit 11.1


                  ARBOR HEALTH CARE COMPANY AND SUBSIDIARIES

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE

                      (In thousands except per share data)




                                                       Three Months                Nine Months
                                                    Ended September 30          Ended September 30
                                                    ------------------          ------------------
                                                    1995          1996          1995          1996
                                                    ----          ----          ----          ----
Net income (1) ............................        $2,299        $2,690        $5,762        $6,956
                                                   ======        ======        ======        ======
Weighted average shares outstanding
        Common Stock ......................         6,887         6,897         6,835         6,895
        Common Stock equivalents based upon
                the treasury stock method .            35            57            36            75
                                                   ------        ------        ------        ------
Total (2) .................................         6,922         6,954         6,871         6,970
                                                   ======        ======        ======        ======
Net income per share (1)/(2) ..............        $ 0.33        $ 0.39        $ 0.84        $ 1.00
                                                   ======        ======        ======        ======